NEWS BULLETIN  RE:
                                        POINT.360
                                        7083 HOLLYWOOD BLVD. SUITE 200
                                        HOLLYWOOD, CA 90028
                                        Nasdaq:  PTSX

FOR FURTHER INFORMATION:

AT THE COMPANY:
Alan Steel
Executive Vice President
(323) 860-6206


FOR IMMEDIATE RELEASE - HOLLYWOOD, CA, August 12, 2004

POINT.360 REPORTS $0.10 MILLION ($0.01 PER SHARE) SECOND QUARTER 2004 PROFIT

      o 2003 second quarter results were income of $0.3 million ($0.03 per share).

      o Company delivers six-month net income of $0.6 million ($0.06 per share) in 2004 compared to 2003 net income of $1.3 million ($0.14 per share).

Point.360 (Nasdaq: PTSX), a leading provider of integrated media management services, today announced results for the three- and six-month periods ended June 30, 2004.

Haig S. Bagerdjian, the Company's Chairman, President and Chief Executive Officer, said: "Sales volume was less in the second quarter due to slowdown in advertising and promotion for new theatrical releases. Net income was also impacted by costs associated with the vault consolidation project, which should be completed in 2004. On the positive side, the recently announced acquisition of International Video Conversions, Inc. will not only strengthen the top line, but add earnings, cash flow and recognized technical expertise. We look forward to better earnings in the second half of 2004."

Revenues

Revenue for the second quarter ended June 30, 2004, totaled $13.9 million compared to $15.8 million in the same quarter of 2003, a decrease of 12%.

Revenues for the six months ended June 30, 2004 were $29.4 million, down 11% from $33.1 million in the 2003 period. The decline in the 2004 first half is due to lower spot advertising distribution for studio film releases and the early 2003 completion of a large film re-mastering project which contributed to higher 2003 sales.

Gross Margin

In the second quarter of 2004, gross margin decreased by 2% of sales. Gross margin on sales was 35% in the 2004 second quarter compared to 37% in the prior year's second quarter.

For first half of 2004, gross margin was 36% of sales compared to 37% the 2003 period. The Company achieved $10.5 million of gross profit in the 2004 period compared to $12.3 million in 2003. The decline in gross margins was due to lower sales and additional rent associated with a new vault facility.

Selling, General and Administrative and Other Expenses

In the second quarter, selling, general and administrative expenses ("SG&A") increased by 14% from the same period last year. For the second quarter of 2004, SG&A expenses were $4.6 million, or 33% of sales, compared to $4.0 million, or 25% of sales in the second quarter of 2003. The increase was due principally to the write-off of certain software costs and professional fees associated with several on-going or settled lawsuits.

For the first six months of 2004, SG&A was 31% of sales as compared to the prior year 25% of sales. 2004 software amortization amounted to approximately $0.3 million, or 1% of sales.

In June 2003, the Company wrote off approximately $1.0 million of previously deferred expenses related to a proposed acquisition and financing package.

Interest expense decreased $0.5 million in the second quarter and $0.9 million for the first six months of 2004 compared to the same periods of last year because of lower debt levels due to principal payments made since June 30, 2003.

During the quarter ended June 30, 2003, the Company realized a non-cash credit of $166,000 for changes in the fair value of a derivative interest rate swap contract between the beginning and end of that period and amortization of a cumulative-effect adjustment made in 2001. For the first six months of 2003, the Company realized a non-cash credit of $311,000. These amounts were recorded as required by Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. The hedge contract expired in November 2003 and there were no further accounting charges or credits after that date.

Operating Income (A)

Operating income decreased $1.6 million in the second quarter of 2004 compared to the same period last year after excluding the special charge in 2003. For the first half of 2004, operating income declined to $1.3 million from $3.9 million in the 2003 period before special charges. The reduction was due to lower sales, write-off of deferred software and financing costs, and extra rent associated with a new facility while the vault consolidation is completed.

Net Income (A)

For the second quarter of 2004, the Company reported net income of $0.1 million ($0.01 per share) compared to a net profit of $0.3 million ($0.03 per share) in the same period last year. The Company recorded income tax expense of $0.1 million in the 2004 quarter as compared to a $0.2 million expense in the second quarter of last year. Before special charges, the Company's net income was $0.9 million, or $0.09 per share, in the 2003 quarter.

For the first six months of 2004, the Company reported net income of $0.6 million ($0.06 per diluted share) compared to net income of $1.3 million ($0.14 per diluted share) last year. The income tax expense in 2004 was $0.4 million (a 41% effective rate); in 2003 the Company's tax expense was $0.9 million (a 41% effective rate). Before special charges, the Company's net income was $1.9 million, or $0.20 per share, in the 2003 period.

EBITDA and Free Cash Flow Before Special Charges (A)

In the second quarter, the Company's EBITDA (earnings before interest, taxes, depreciation and amortization) was $1.6 million (12% of sales) compared to $3.3 million (21% of sales) in the 2003 period before special charges. For the first six months of 2004, the Company's EBITDA was $4.0 million (14% of sales) compared to $6.8 million (20% of sales) in 2003. Special charges refer to the write-off during the quarter ended June 30, 2003 of deferred acquisition and financing costs.

In the 2004 second quarter, the Company's free cash flow (EBITDA less interest, taxes and capital expenditures) was $(0.2) million compared to $2.3 million before special charges in the same quarter last year. Free cash flow for the first half of 2004 was $1.3 million compared to $4.1 million in 2003 before special charges. The decline was due to lower income levels and capital expenditures related to the vault consolidation project.

The following table reconciles the Company's operating income, net income, EBITDA and free cash flow before special charges to the Company's net income which is the most directly comparable financial measure under Generally Accepted Accounting Principles ("GAAP").

         Computation of Operating Income, Net Income, EBITDA and Free Cash Flow Before Special Charges (A)

                              Three Months Ended        Six Months Ended
                                   June 30,                   June 30,
                                   --------                   --------
                              2003         2004         2003        2004
                              ----         ----         ----        ----
     (in thousands)
     Operating income            $868         $235       $2,925      $1,289
     Add back:
       Special charge           1,002            -        1,002           -
                               ------        -----       ------      ------
     Operating income before
      special charges          $1,870         $235       $3,927      $1,289
                               ======         ====       ======      ======
     Net income                  $271          $73       $1,263        $567
     Add back:
       Special charges, net of
        tax benefit               600            -          600           -
                               ------        -----       ------      ------
     Net income before
      special charges            $871          $73       $1,863        $567
                                 ====          ===       ======        ====

     Net income                  $271          $73       $1,263        $567
       Interest                   575          111        1,096         334
       Income taxes               188           51          877         394
       Depreciation             1,290        1,354        2,558       2,744
       Amortization                18            -           35           -
                               ------        -----       ------      ------
     EBITDA                     2,342        1,589        5,829       4,039
       Special charges          1,002            -        1,002           -
                               ------        -----       ------      ------
     EBITDA before special
      charges                  $3,344       $1,589       $6,831      $4,039
                               ======       ======       ======      ======

     EBITDA                    $2,342       $1,589       $5,829      $4,039
     Deduct:
       Interest                  (575)        (111)      (1,096)       (334)
       Income taxes              (188)         (51)        (877)       (394)
       Capital expenditures      (285)      (1,675)        (750)     (1,962)
                               ------        -----       ------      ------
     Free cash flow             1,294         (248)       3,106       1,349
       Special charges          1,002            -        1,002           -
                               ------        -----       ------      ------
     Free cash flow before
      special charges          $2,296        $(248)      $4,108      $1,349
                               ======        =====       ======      ======
      ________________________

     (A) The measurements of operating income and net income before special charges, and EBITDA and free cash flow before and after special charges do not represent the results of operations or cash generated from operating activities in accordance with GAAP, are not to be considered as an alternative to operating income, net income or any other GAAP measurements as a measure of operating performance and are not necessarily indicative of cash available to fund all cash needs. Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies. Management believes that these computations provide useful information to investors because they are measures of the Company's operations before special charges and cash flow available to the Company to pay interest, repay debt, make acquisitions or invest in new technologies. The Company is currently committed to use a portion of its cash flows to service existing debt, if outstanding, and, furthermore, anticipates making certain capital expenditures as part of its business plan. Additionally, 2003 operating income, net income, EBITDA and free cash flow amounts before special charges represent more comparable figures to the same periods in 2004 since in the opinion of management such charges are unusual items.

                                  POINT.360
                      CONSOLIDATED STATEMENTS OF INCOME
                                 (Unaudited)

                            Three Months Ended          Six Months Ended
                                 June 30,                   June 30,
                                 --------                   --------
                            2003         2004         2003         2004
                         ---------    ---------    ---------    ---------
     Revenues          $15,773,000  $13,913,000  $33,066,000  $29,382,000
     Cost of goods
      sold              (9,908,000)  (9,110,000) (20,762,000) (18,929,000)
                         ---------    ---------    ---------    ---------
     Gross profit        5,865,000    4,803,000   12,304,000   10,453,000
     Selling, general
      and administrative
      expense           (3,995,000)  (4,568,000)  (8,377,000)  (9,164,000)
     Write-off of
      deferred
      acquisition and
      financing costs   (1,002,000)           -   (1,002,000)           -
                         ---------    ---------    ---------    ---------
     Operating income      868,000      235,000    2,925,000    1,289,000
     Interest expense,
      net                 (575,000)    (111,000)  (1,096,000)    (329,000)
     Derivative fair
      value change         166,000            -      311,000            -
                         ---------    ---------    ---------    ---------
     Income (loss)
      before income taxes  459,000      124,000    2,140,000      960,000
     (Provision for)
      benefit from income
      taxes               (188,000)     (51,000)    (877,000)    (393,000)
                         ---------    ---------    ---------    ---------
     Net income (loss)    $271,000      $73,000   $1,263,000     $567,000
                         =========    =========    =========    =========
     Earnings (loss) per
      share:
       Basic:
         Net income (loss)   $0.03        $0.01        $0.14        $0.06
         Weighted average
          number of
          shares         9,060,551    9,200,211    9,042,215    9,176,354
                         =========    =========    =========    =========
       Diluted:
         Net income (loss)   $0.03        $0.01        $0.14        $0.06
         Weighted average
          number of shares
          including the
          dilutive effect
          of stock
          options        9,408,030    9,669,099    9,336,976    9,778,654
                         =========    =========    =========    =========

About Point.360

Point.360 is one of the largest providers of high definition and standard definition video and film asset management services to owners, producers and distributors of entertainment and advertising content. Point.360 provides the services necessary to edit, master, reformat, archive and ultimately distribute its clients' film and video content, including television programming, spot advertising, feature films and movie trailers.

The Company delivers commercials, movie trailers, electronic press kits, infomercials and syndicated programming, by both physical and electronic means, to hundreds of broadcast outlets worldwide.

The Company provides worldwide electronic distribution, using fiber optics, satellites, and the Internet.

Point.360's interconnected facilities in Los Angeles, New York, Chicago, Dallas and San Francisco provide service coverage in each of the major U.S. media centers. Clients include major motion picture studios, advertising agencies and corporations.

Forward-looking Statements

Certain statements in Point.360 press releases may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation (i) statements concerning the Company's projected revenues, earnings, cash flow and EBITDA; (ii) statements of the Company's management relating to the planned focus on internal growth and acquisitions; (iii) statements concerning reduction of facilities and actions to streamline operations; (iv) statements on actions being taken to reduce costs and improve customer service; and (v) statements regarding new business and new acquisitions. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward looking statements. In addition to the factors described in the Company's SEC filings, including its quarterly reports on Form 10-Q and its annual reports on Form 10-K, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth, even following the refocus of the Company on sales and streamlined operations; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and marketing and promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top-level management changes and (f) general economic and political conditions that adversely impact the Company's customers' willingness or ability to purchase or pay for services from the Company. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.